Exhibit 10.4

PROMISSORY NOTE

$5,625,000.00	Orange, California
March 28, 2012

FOR VALUE RECEIVED, the undersigned DDI GLOBAL CORP. (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) at its Anaheim RCBO, 500 North State College Blvd., 13th Floor, Orange, California 92868, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Five Million Six Hundred Twenty-Five Thousand Dollars ($5,625,000.00), with interest thereon as set forth herein.

INTEREST:

(a) Interest. The outstanding principal balance of this Note shall bear interest at four and three hundred twenty-six thousandths percent (4.326%) per annum (computed on the basis of a 360-day year, actual days elapsed).

(b) Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or at Bank’s option upon the occurrence, and during the continuance of an Event of Default, the outstanding principal balance of this Note shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note.

REPAYMENT AND PREPAYMENT:

(a) Repayment. Principal and interest shall be payable on the last day of each month in installments of Forty-Two Thousand Five Hundred Thirty-Two Dollars and thirty-five cents ($42,532.35) each, commencing April 30, 2012, and continuing up to and including February 28, 2019, with a final installment consisting of all remaining unpaid principal and accrued interest due and payable in full on March 31, 2019.

(b) Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.

(c) Prepayment. Borrower may prepay principal on this Note in the minimum amount of One Hundred Thousand Dollars ($100,000.00); provided however, that if the outstanding principal balance of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance hereof. In consideration of Bank providing this prepayment option to Borrower, or if this Note shall become due and payable at any time prior to the maturity date hereof by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which said maturity date occurs, calculated as follows for each such month:

(i)	Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the maturity date hereof.

(ii)	Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term until the maturity date hereof at the Money Market Funds Rate in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii)	If the result obtained in (ii) for any month is greater than zero, discount that difference by the Money Market Funds Rate used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum two percent (2.00%) above Bank’s Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

The “Money Market Funds Rate” means the rate per annum which Bank estimates and quotes to its borrowers as the rate, adjusted for reserve requirements, federal deposit insurance and any other amount which Bank deems appropriate, at which funds in the amount of a loan and for a period of time comparable to the term of such loan are available for purchase in the money market on the date such loan is made, with the understanding that the Money Market Funds Rate is Bank’s estimate only and that Bank is under no obligation to actually purchase and/or match funds for any transaction. This rate is not fixed by or related in any way to any rate that Bank quotes or pays for deposits accepted through its branch system.

All prepayments of principal shall be applied on the most remote principal installment or installments then unpaid.

EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of March 28, 2012, as amended from time to time (the “Credit Agreement”). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Note.

MISCELLANEOUS:

(a) Remedies. Upon the sale, transfer, hypothecation, assignment or other encumbrance, whether voluntary, involuntary or by operation of law, of all or any interest in any real property securing this Note, or upon the occurrence of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

(b) Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

(c) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

DDI GLOBAL CORP.

By:	/s/ WAYNE T. SLOMSKY
Wayne Slomsky,
Chief Financial Officer